Exhibit 10.21

TRUST UNDER CERTAIN KENTUCKY ELECTRIC STEEL, INC. SALARY
CONTINUATION AGREEMENTS

 This Agreement made this 14th day of October, 1999 by and
between Kentucky Electric Steel, Inc. ("Company") and Fifth Third
Bank, Ohio Valley ("Trustee").
 WHEREAS, Company has adopted the Salary Continuation Agreements listed in Appendix A (each, an "Agreement" and collectively, the
"Agreements");
WHEREAS,  Company has incurred or expects to incur
liability under the terms of such Agreements with respect to the individuals participating in such Agreements (said individuals are hereinafter referred to as "Participants" or "Beneficiaries" but only as long as they remain entitled to a benefit under an Agreement), said liabilities to be reduced by the monthly benefit payments the cash surrender value of certain insurance policies listed in the Agreements ("Policies") may provide;
 WHEREAS, Company wishes to establish a trust (hereinafter called "Trust") and to contribute to the Trust assets that shall be held therein, subject to the claims of Company's creditors in the event of Company's Insolvency, as herein defined, until paid under the Agreements;
WHEREAS, it is the intention of the parties that this
Trust shall constitute an unfunded arrangement and shall not affect the status of the Agreements as unfunded Agreements maintained for the purpose of providing deferred compensation for a select group of management or highly compensated employees for purposes of Title I of the Employee Retirement Income Security Act of 1974;
WHEREAS, it is the intention of Company to make
contributions to the Trust to provide itself with a source of funds to assist it in the meeting of its liabilities under the Agreements;
NOW, THEREFORE, the parties do hereby establish the Trust
and agree that the
Trust shall be comprised, held and disposed of as follows:
I. Establishment of Trust.
A. Company hereby deposits with Trustee in
trust one dollar ($1.00) which shall become the principal of the
Trust to be held, administered and disposed of by Trustee as provided in this Trust Agreement.
B. The Trust hereby established is
revocable by Company, it shall become irrevocable upon
a Change of Control (as defined herein).
C. The Trust is intended to be a
grantor trust, of which Company is the grantor, within
the meaning of subpart E, part I, subchapter J, chapter
1, subtitle A of the Internal Revenue Code of 1986, as
amended, and shall be construed accordingly.
D. The principal of the Trust, and
any earnings thereon shall be held separate and apart
from other funds of Company and shall be used
exclusively for the uses and purposes of Participants
and general creditors as herein set forth.
Participants and their Beneficiaries shall have no
preferred claim on, or any beneficial ownership
interest in, any assets of the Trust.  Any rights
created under the Agreements and this Trust Agreement
shall be mere unsecured contractual rights of
Participants and their Beneficiaries against Company.
Any assets held by the Trust will be subject to the
claims of Company's general creditors under federal and
state law in the event of Insolvency, as defined in
Section III-A herein.
E. Upon a Change of Control,
Company shall, as soon as possible, but in no event
longer than 5 days following the Change of Control (as
defined herein), make an irrevocable contribution to
the Trust ("Change of Control Contribution") in an
amount that is sufficient to (a) pay all premiums which
shall thereafter become due to fully fund the Policies
to provide the "Monthly Amount" for each Participant
described on Appendix  B attached hereto as calculated
by the insurer under each of the Policies and (b) pay
the Gross Up Payment as described in II-A, below. The
Policies are identified as follows:
Policy Number
Insurer
1A22856570
Pacific Life
1A22856560
Pacific Life
1A22856540
Pacific Life
1A22856530
Pacific Life
1953997V
Minnesota Life
 II.	Payments of Premiums on the Policies.
A.  After the Change of Control Contribution has
been made, the Trustee shall thereafter pay all future premiums, to the extent that funds are available, on each of the Policies until the earliest of (a) the insured's death, (b) the date that the Policy value is sufficient to provide the Monthly Amount described in I-E, above, (c) the date the Policy is canceled by the insured, or (d) the date the Participant violates Section 5 of his Agreement. As the Trustee pays premiums on the Policies, the Executive shall incur income on such payment for tax purposes ("Premium Payment Income").
As Executive incurs Premium Payment Income, the Trustee shall pay to Executive, to the extent that funds are available, a payment (a "Gross-Up Payment") in an amount sufficient to enable Executive to pay all income and employment taxes (including any interest or penalties imposed with respect to such income and employment taxes) on the Premium Payment Income as well as all such income and employment taxes imposed upon the Gross-Up Payment.
B. The entitlement of a Participant or his or her
Beneficiaries to benefits under the Agreements shall be determined by Company or such party as it shall designate under the Agreements, and any claim for such benefits shall be considered and reviewed under the procedures set out in the Agreements.
III.	Trustee Responsibility Regarding Payments to Insurance Companies
When Company Is Insolvent.

A. Trustee shall cease payment of premiums on the
Policies if the Company is Insolvent. Company shall be considered "Insolvent" for purposes of this Trust Agreement if (i) Company is unable to pay its debts as they become due, or (ii) Company is subject to a pending proceeding as a debtor under the United States Bankruptcy
Code.
B. At all times during the continuance of this
Trust, as provided in Section I-D hereof, the principal and income of the Trust shall be subject to claims of general creditors of Company under federal and state law as set forth below.
C. The Board of Directors and the Chief Executive
Officer of Company shall have the duty to inform Trustee in writing of Company's Insolvency. If a person claiming to be a creditor of
Company alleges in writing to Trustee that Company has become
Insolvent, Trustee shall determine whether Company is Insolvent and, pending such determination, Trustee shall discontinue payment of premiums on the Policies.
D. Unless Trustee has actual knowledge of
Company's Insolvency, or has received notice from Company or a person claiming to be a creditor alleging that Company is Insolvent, Trustee shall have no duty to inquire whether Company is Insolvent.  Trustee may in all events rely on such evidence concerning Company's solvency as may be furnished to Trustee and that provides Trustee with a reasonable basis for making a determination concerning Company's solvency.
E. If at any time Trustee has determined that
Company is Insolvent, Trustee shall discontinue payments of premiums on the Policies and shall hold the assets of the Trust for the benefit of Company's general creditors.  Nothing in this Trust Agreement shall in any way diminish any rights of Participants or their Beneficiaries to pursue their rights as general creditors of Company with respect to benefits due under the Agreements or otherwise.
F. Trustee shall resume the payment of premiums
on the Policies in accordance with Section II of this Trust Agreement only after Trustee has determined that Company is not Insolvent (or is no longer Insolvent).
G. Provided that there are sufficient assets, if
Trustee discontinues the payment of premiums on the Policies pursuant to Section III-A hereof and subsequently resumes such payments, the first payment following such discontinuance shall include the aggregate amount of all payments due under the policies for the period of such discontinuance, less the aggregate amount of any premium payments made by Company in lieu of the payments provided for hereunder during any such period of discontinuance.
IV.	Payments to Company.
 A.	Except as provided in Section III hereof,
Company shall have no right or power to direct Trustee to return to
Company or to divert to others any of the Trust assets before all payment of premiums have been made on the Policies.
V.	Investment Authority.
			A.	In no event may Trustee invest in securities
(including stock or rights to acquire stock) or obligations issued by Company, other than a de minimis amount held in common investment vehicles in which Trustee invests.  All rights associated with assets of the Trust shall be exercised by Trustee or the person designated by Trustee, and shall in no event be exercisable by or rest with
Participants.
VI.	Disposition of Income.
			A.	During the term of this Trust, all income
received by the Trust, net of expenses and taxes, shall be accumulated and reinvested.
VII.	Accounting by Trustee.
			A.	Trustee shall keep accurate and detailed
records of all investments, receipts, disbursements, and all other transactions required to be made, including such specific records as shall be agreed upon in writing between Company and Trustee.  Within ninety (90) days following the close of each calendar year and within sixty (60) days after the removal or resignation of Trustee, Trustee shall deliver to Company a written account of its administration of the Trust during such year or during the period from the close of the last preceding year to the date of such removal or resignation, setting forth all investments, receipts, disbursements and other transactions effected by it, including a description of all securities and investments purchased and sold with the cost or net proceeds of such purchases or sales (accrued interest paid or receivable being shown separately), and showing all cash, securities and other property held in the Trust at the end of such year or as of the date of such removal or resignation, as the case may be.
VIII.	Responsibility of Trustee.
A. Trustee shall act with the care, skill,
prudence and diligence under the circumstances then prevailing that a prudent person acting in like capacity and familiar with such matters would use in the conduct of an enterprise of a like character and with like aims, provided, however, that Trustee shall incur no liability to any person for any action taken pursuant to a direction, request or approval given by Company which is contemplated by, and in conformity with, the terms of the Agreements or this Trust and is given in writing by Company.  In the event of a dispute between Company and a party, Trustee may apply to a court of competent jurisdiction to resolve the dispute.
B. If Trustee undertakes or defends any
litigation arising in connection with this Trust, Company agrees to indemnify Trustee against Trustee's costs, expenses and liabilities (including, without limitation, attorneys' fees and expenses) relating thereto and to be primarily liable for such payments. If Company does not pay such costs, expenses and liabilities in a reasonably timely manner, Trustee may obtain payment from the Trust.
C. Trustee may consult with legal counsel (who
may also be counsel for Company generally) with respect to any of its duties or obligations hereunder.
D. Trustee may hire agents, accountants,
actuaries, investment advisors, financial consultants or other professionals to assist it in performing any of its duties or obligations hereunder.
E. Trustee shall have, without exclusion, all
powers conferred on Trustees by applicable law, unless expressly provided otherwise herein, provided, however, that if an insurance policy is held as an asset of the Trust, Trustee shall have no power to name a beneficiary of the policy other than the Trust, to assign the policy (as distinct from conversion of the policy to a different form) other than to a successor Trustee, or to loan to any person the proceeds of any borrowing against such policy.
F. Notwithstanding any powers granted to Trustee
pursuant to this Trust Agreement or to applicable law, Trustee shall not have any power that could give this Trust the objective of carrying on a business and dividing the gains therefrom, within the meaning of section 301.7701-2 of the Procedure and Administrative Regulations promulgated pursuant to the Internal Revenue Code.
IX.	Compensation and Expenses of Trustee.
 	A.	Company shall pay all administrative and
Trustee's fees and expenses.
X.	Resignation and Removal of Trustee.
A. Trustee may resign at any time by written
notice to Company, which shall be effective thirty (30) days after receipt of such notice unless Company and Trustee agree otherwise.
B. Trustee may be removed by Company on ten (10)
days notice or upon shorter notice accepted by Trustee.
C. Upon a Change of Control, as defined herein,
Trustee may not be removed by Company without the unanimous consent of the Participants.
D. If Trustee resigns within three (3) years
after a Change of Control, as defined herein, Company shall apply to a court of competent jurisdiction for the appointment of a successor
Trustee or for instructions unless the Company and all Participants agree upon a successor Trustee.
E. If Trustee resigns or is removed within three
(3) years of a Change of Control, as defined herein, Trustee shall select a successor Trustee in accordance with the provisions of
Section XI-B hereof prior to the effective date of Trustee's resignation or removal.
F. Upon resignation or removal of Trustee and
appointment of a successor Trustee, all assets shall subsequently be transferred to the successor Trustee. The transfer shall be completed within 60 days after receipt of notice of resignation, removal or transfer, unless Company extends the time limit.
G. If Trustee resigns or is removed, a successor
shall be appointed, in accordance with Section XI hereof, by the effective date of resignation or removal under paragraph(s) A or B of this section.  If no such appointment has been made, Trustee may apply to a court of competent jurisdiction for appointment of a successor or for instructions.  All expenses of Trustee in connection with the proceeding shall be allowed as administrative expenses of the Trust.
XI.	Appointment of Successor.
A. If Trustee resigns or is removed in accordance
with Section X-A or B hereof, Company may appoint any third party, such as a bank trust department or other party that may be granted corporate trustee powers under state law, as a successor to replace
Trustee upon resignation or removal.  The appointment shall be effective when accepted in writing by the new Trustee, who shall have all of the rights and powers of the former Trustee, including ownership rights in the Trust assets.  The former Trustee shall execute any instrument necessary or reasonably requested by Company or the successor Trustee to evidence the transfer.
B. If Trustee resigns or is removed pursuant to
the provisions of Section X-E hereof and selects a successor Trustee, Trustee may appoint any third party such as a bank trust department or other party that may be granted corporate trustee powers under state law. The appointment of a successor Trustee shall be effective when accepted in writing by the new Trustee. The new Trustee shall have all the rights and powers of the former Trustee, including ownership rights in Trust assets.  The former Trustee shall execute any instrument necessary or reasonably requested by the successor Trustee to evidence the transfer.
C. The successor Trustee need not examine the
records and acts of any prior Trustee and may retain or dispose of existing Trust assets, subject to Sections 7 and 8 hereof.  The successor Trustee shall not be responsible for and Company shall indemnify and defend the successor Trustee from any claim or liability resulting from any action or inaction of any prior Trustee or from any other past event, or any condition existing at the time it becomes successor Trustee.
XII.	Amendment or Termination.
A. This Trust Agreement may be amended by a written instrument executed by Trustee and Company.  Notwithstanding the foregoing, no such amendment shall conflict with the terms of the
Agreements or shall make the Trust revocable after it has become irrevocable in accordance with Section I-B hereof.
B. The Trust shall not terminate until the date on which all premiums have been paid on the Policies as required by Section
II.  Upon termination of the Trust any assets remaining in the
Trust shall be returned to Company.
C. This Trust Agreement may not be amended by Company  following a
Change of Control, as defined herein without the unanimous
consent of the Participants.
XIII.	Miscellaneous.
A. Any provision of this Trust Agreement prohibited by law shall be ineffective to the extent of any such prohibition, without invalidating the remaining provisions hereof.
B. Benefits payable to Participants and their Beneficiaries under this Trust Agreement may not be anticipated, assigned (either at law or in equity), alienated, pledged, encumbered or subjected to attachment, garnishment, levy, execution or other legal or equitable process.
C. This Trust Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Kentucky without regard to the principles of conflicts of law which might otherwise apply.
D. For purposes of this Trust, Change of Control shall mean (i) the consummation of (A) any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which shares of the Company's Common
Stock would be converted into cash, securities or other property, other than a merger of the Company in which the holders of the Company's Common Stock immediately prior to the merger have substantially the same proportionate ownership of common stock of the surviving corporation immediately after the merger, or (B) any sale, lease, exchange or transfer (in one transaction or a series of related transactions) of all or substantially all the assets of the Company, or (ii) the approval by the shareholders of the Company of any plan or proposal for the liquidation or dissolution of the Company, other than in connection with a bankruptcy or reorganization proceeding of the Company under applicable federal or state bankruptcy laws, or (iii) any "person" (as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of
1934, as amended (the "Exchange Act"), other than the Company or a subsidiary thereof or any employee benefit plan sponsored by the Company or a subsidiary thereof, becoming the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company representing twenty-five percent
(25%) or more of the combined voting power of the Company's then outstanding securities ordinarily (and apart from rights accruing in special circumstances) having the right to vote in the election of directors, as a result of a tender or exchange offer, open market purchases, privately-negotiated purchases or otherwise, or (iv) at any time during a period of two (2) consecutive years, individuals who at the beginning of such period constituted the Board of Directors of the Company ceasing for any reason to constitute at least a majority thereof, unless the election or the nomination for election by the Company's shareholders of each new director during such two-year period was approved by a vote of at least two-thirds (2/3) of the directors then still in office who were directors at the beginning of such two-year period.

XIV.	Effective Date.
	A.	The effective date of this Trust Agreement
shall be ______________, 1999.

FIFTH THIRD BANK, OHIO VALLEY	        KENTUCKY ELECTRIC STEEL, INC.

By:____________________________    By:________________________________

					APPENDIX A
				Salary Continuation Agreements
1.  Agreement dated October 6, 1999 between Company and Charles C.
Hanebuth
2.  Agreement dated October 6, 1999 between Company and William J.
Jessie
3.  Agreement dated October 6, 1999 between Company and William H.
Gerak
4.  Agreement dated October 6, 1999 between Company and Joseph E.
Harrison

APPENDIX B
Name of Participant
Charles C. Hanebuth
Monthly Amount
The "Monthly Amount" for Charles C. Hanebuth ("Participant") is the monthly benefit which the cash surrender value of the life insurance policies issued by Pacific Life, Policy Number 1A22856570 and Minnesota Life, Policy Number 1953997V on the life of the Participant ("Policies") would provide over the same period of time as of the time of the Participant's termination of employment as determined by a life insurance agent satisfactory to both the Company and the Participant, adjusted upward to the amount which said monthly benefit would equal if it were fully taxable to the Participant and results in said monthly benefit after payment of taxes. The insurance agent will calculate the Monthly Amount by assuming that (a) the Policies have remained in effect until the date of the calculation, (b) the cash surrender value of the Policies is first withdrawn in an amount equal to the Participant's tax basis in the Policies, and (c) loans are then taken out on the Policies but not in excess of the amount which would reduce the remaining cash surrender value in the Policies below the amount necessary to keep the Policies in effect until age 100 based upon the insurance carrier's current crediting rates, expenses, and mortality assumptions in effect on the date of calculation.
Name of Participant
William H. Gerak
Monthly Amount
The "Monthly Amount" for William H. Gerak ("Participant") is the monthly benefit which the cash surrender value of the life insurance policy issued by Pacific Life, Policy Number 1A22856530 on the life of the Participant ("Policy") would provide over the same period of time as of the time of the Participant's termination of employment as determined by a life insurance agent satisfactory to both the Company and the Participant, adjusted upward to the amount which said monthly benefit would equal if it were fully taxable to the Participant and results in said monthly benefit after payment of taxes. The insurance agent will calculate the Monthly Amount by assuming that (a) the Policy has remained in effect until the date of the calculation, (b) the cash surrender value of the Policy is first withdrawn in an amount equal to the Participant's tax basis in the Policy, and (c) loans are then taken out on the Policy but not in excess of the amount which would reduce the remaining cash surrender value in the Policy below the amount necessary to keep the Policy in effect until age 100 based upon the insurance carrier's current crediting rates, expenses, and mortality assumptions in effect on the date of calculation.
Name of Participant
William J. Jessie
Monthly Amount
The "Monthly Amount" for William J. Jessie ("Participant") is the monthly benefit which the cash surrender value of the life insurance policy issued by Pacific Life, Policy Number 1A22856560 on the life of the Participant ("Policy") would provide over the same period of time as of the time of the Participant's termination of employment as determined by a life insurance agent satisfactory to both the Company and the Participant, adjusted upward to the amount which said monthly benefit would equal if it were fully taxable to the Participant and results in said monthly benefit after payment of taxes. The insurance agent will calculate the Monthly Amount by assuming that (a) the Policy has remained in effect until the date of the calculation, (b) the cash surrender value of the Policy is first withdrawn in an amount equal to the Participant's tax basis in the Policy, and (c) loans are then taken out on the Policy but not in excess of the amount which would reduce the remaining cash surrender value in the Policy below the amount necessary to keep the Policy in effect until age 100 based upon the insurance carrier's current crediting rates, expenses, and mortality assumptions in effect on the date of calculation.
Name of Participant
Joseph E. Harrison
Monthly Amount
The "Monthly Amount" for Joseph E. Harrison ("Participant") is the monthly benefit which the cash surrender value of the life insurance policy issued by Pacific Life , Policy Number 1A22856540 on the life of the Participant ("Policy") would provide over the same period of time as of the time of the Participant's termination of employment as determined by a life insurance agent satisfactory to both the Company and the Participant, adjusted upward to the amount which said monthly benefit would equal if it were fully taxable to the Participant and results in said monthly benefit after payment of taxes. The insurance agent will calculate the Monthly Amount by assuming that (a) the Policy has remained in effect until the date of the calculation, (b) the cash surrender value of the Policy is first withdrawn in an amount equal to the Participant's tax basis in the Policy, and (c) loans are then taken out on the Policy but not in excess of the amount which would reduce the remaining cash surrender value in the Policy below the amount necessary to keep the Policy in effect until age 100 based upon the insurance carrier's current crediting rates, expenses, and mortality assumptions in effect on the date of calculation.